Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of SuperCom Ltd. of our report dated April 22, 2024 relating to the financial statements which appear in SuperCom Ltd.’s Annual Report on Form 20-F, as amended, for the year ended December 31, 2023 and to our report dated April 19, 2023 relating to the financial statements which appear in SuperCom Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Yarel + Partners
Yarel + Partners
Certified Public Accountants (Isr.)

Tel Aviv, Israel
January 10, 2025